Exhibit 4.12

[AMENDED AND RESTATED]

LIMITED WAIVER

This [AMENDED AND RESTATED] LIMITED WAIVER (this “Waiver”), dated as of March 26, 2025 (the “Effective Date”), is entered into by and among Fusion Fuel Green PLC, an Irish public limited company (the “Company”), and the investor signatory hereto (the “Holder”). Each of the Company and the Holder are sometimes referred to in this Waiver individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company intends to conduct an “at the market offering” (as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), under a sales agreement (the “Wainwright ATM Sales Agreement”) between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), under which the Company may offer and sell through Wainwright, as sales agent, the Company’s Class A ordinary shares with a nominal value of $0.0001 (the “ATM Shares”) (such offering, the “Wainwright ATM”).

B. On January 10, 2025, the Company and certain investors which may include the Holder (the “January Buyers”) executed and delivered that certain Securities Purchase Agreement (the “January Purchase Agreement”), pursuant to which, among other things, the Company issued certain Notes (as defined in the January Purchase Agreement, the “January Notes”) and Warrants (as defined in the January Purchase Agreement, the “January Warrants”).

C. On February 28, 2025, the Company and certain investors which may include the Holder (the “February Buyers”, collectively with the January Buyers, the “Buyers”) executed and delivered that certain Securities Purchase Agreement (the “February Purchase Agreement”, and together with the January Purchase Agreement, the “Purchase Agreements”), pursuant to which, among other things, the Company issued certain Notes (as defined in the February Purchase Agreement) (the “February Notes”, and together with the January Notes, the “Notes”), and Warrants (as defined in the February Purchase Agreement) (the “February Warrants”, and together with the January Warrants, the “Warrants”) to such February Buyers.

D. Section 9 of each of the Notes provides that upon the consummation of any Subsequent Placement (as defined in each of the Notes), each holder of Notes shall have the right to require a certain percentage of the net proceeds (the “Existing Proceeds Amount”) of any such Subsequent Placement to be used to redeem, in part, the Notes at a 115% premium (the “Existing Premium”).

E. The Company desires that the Holder waive, in part, certain provisions of the Notes, the Warrants and the Securities Purchase Agreement, such that (i) the ATM Shares issuable in the Wainwright ATM shall be deemed to be “Excluded Securities” under each of the Notes (other than with respect to Section 9 of the Notes) and Warrants, (ii) the Wainwright ATM shall be deemed to be a “Permitted ATM”, and thereby, the ATM Shares issuable in the Wainwright ATM shall be deemed to be “Excluded Securities” under each of the Purchase Agreements, (iii) (A) each of the Conversion Shares (as defined in the February Notes) issuable upon conversion of the February Notes or otherwise pursuant to the terms of the February Notes; provided, that the terms of the February Notes are not amended, modified or changed on or after the date hereof (other than antidilution adjustments pursuant to the terms thereof in effect as of the date hereof) and (B) each of the Warrant Shares (as defined in the February Warrants) issuable upon exercise of the February Warrants; provided, that the terms of the February Warrants are not amended, modified or changed on or after the date hereof (other than antidilution adjustments pursuant to the terms thereof in effect as of the date hereof), in each case, shall be deemed to be “Excluded Securities” under the January Notes and the January Warrants, and (iv) the filing of a registration statement on Form F-3 (or amendment or supplement thereto) pursuant to Rule 415(a)(6) under the Securities Act shall not be deemed to be subject to the restrictions of Section 4(j) of each of the Purchase Agreements (collectively, the “Holder Limited Waiver”).

F. The Holder is willing to provide the Holder Limited Waiver solely to the extent that (i) the Company waives, in part, Section 9 of the Notes (the “Company Limited Waiver”) such that (A) 25% of the gross proceeds of any sale of securities pursuant to the Wainwright ATM (as allocated among each holder of Notes in accordance with Schedule I attached hereto) (in lieu of the Existing Proceeds Amount) shall be mandatorily used to effect a Subsequent Placement Optional Redemption (as defined in each of the Notes) under each of the Notes at a premium of 120% (in lieu of the Existing Premium) (collectively, the “ATM Proceeds”) and the Holder shall be deemed to have elected to effect a Subsequent Placement Optional Redemption (as adjusted by the Company Limited Waiver) with respect to each sale of securities pursuant to the Wainwright ATM on the date of each such sale of securities pursuant to the Wainwright ATM and (ii) by no later than the second (2nd) Business Day after such gross proceeds from any such sale of securities pursuant to the Wainwright ATM are received by the Company (net of any broker, bank or other third-party fees or taxes), the Company shall wire the Holder such percentage of the ATM Proceeds as set forth in column (2) opposite the Holder’s name on Schedule I attached hereto, in satisfaction of the Subsequent Placement Optional Redemption Price related to such applicable sale of securities pursuant to the Wainwright ATM, in accordance with the wire instructions set forth in column (4) of Schedule I (or such other wire instructions subsequently delivered in a writing signed by such Person to the Company). For the avoidance of doubt, the Subsequent Placement Optional Redemption Price of such portion of the Notes to be redeemed in any such Subsequent Placement Optional Redemption, shall be satisfied by such payment of the ATM Proceeds (the “Subsequent Placement Optional Redemption Condition”).

[G. On March 18, 2025, the Company and certain Buyers entered into those certain Limited Waivers, including that certain Limited Waiver between the Company and the Holder (the “Original Limited Waiver”).

H. The Company and the Holder now desire to amend and restate the Original Limited Waiver in its entirety as set forth herein.]

[G.][I.] Concurrently herewith, the Company has also requested that each other Buyer (collectively, the “Other Investors”) enter into a waiver or an amended and restated waiver in form and substance identical (other than with respect to any reimbursement of legal fees) to this Waiver (each, an “Other Waiver”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, intending to be legally bound, hereby agree [that the Original Limited Waiver is amended and restated in its entirety] as follows:

1. Waiver. As of the Effective Date, the Company hereby agrees to the Company Limited Waiver and, subject to the continued satisfaction of the Subsequent Placement Optional Redemption Condition by the Company, the Holder hereby grants the Company the Holder Limited Waiver. Holder hereby agrees to the Holder Limited Waiver subject to the Subsequent Placement Optional Redemption Condition. The Holder Limited Waiver set forth in this Waiver is limited to the matters expressly agreed to herein and should not be construed as an indication that the Holder would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

2. Use of Proceeds. The Company shall comply with the Subsequent Placement Optional Redemption Condition, and the Company hereby consents and agrees to the Subsequent Placement Optional Redemption Condition. If requested by the Holder, the Company shall within six (6) Business Days of any such request, deliver a certificate to the Holder certifying as to the amount and gross proceeds of any sales of securities during such calendar month and the ATM Proceeds with respect thereto (including reasonable calculations with respect thereto).

3. Ratifications. Except as otherwise expressly provided herein, each of the Transaction Documents (as defined in each of the Purchase Agreements) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

4. No MNPI. Nothing in this Waiver constitutes material non-public information and the Company has previously disclosed all material, non-public information (if any) provided to the Holder by the Company or any of its Subsidiaries (as defined in each of the Purchase Agreements) or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. The Company acknowledges and agrees that no confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, relating to the transactions contemplated hereby, exists as of the date hereof. Notwithstanding anything contained in this Waiver to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Holder shall not have (unless expressly agreed to by the Holder after the date hereof in a written definitive and binding agreement executed by the Company and the Holder), any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

5. [TO BE INCLUDED IN [  ]’S CONSENT: Fees. The Company shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the Holder), on demand, a nonaccountable amount of $5,000 for the legal fees and expenses in connection with the preparation and negotiation of this Waiver and the transactions contemplated hereby. Each party to this Waiver shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, transfer agent fees, Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.][TO BE INCLUDED IN OTHER CONSENTS: Intentionally Omitted.]

6. Independent Nature of Holder's Obligations and Rights. The obligations of the Holder under this Waiver are several and not joint with the obligations of any Other Investor, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Investor under any Other Waiver. Nothing contained herein or in any Other Waiver, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver or any Other Waiver and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver or any Other Waiver. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Waiver, and it shall not be necessary for any of the Other Investors to be joined as an additional party in any proceeding for such purpose.

7. Most Favored Nations. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Other Investor with respect to any Other Waiver (each a “Settlement Document”), is or will be more favorable to such Other Investor (other than any reimbursement of legal fees) than those of the Holder and this Waiver. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Waiver shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Waiver shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder.

8. Miscellaneous Provisions. Section 9 of the February Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be duly executed and delivered as of the date first set forth above.

Fusion Fuel Green PLC

By:
Name:	John-Paul Backwell
Title:	Chief Executive Officer

Holder

[_____]

By:
Name:
Title:

SCHEDULE I

(1) Holder & Other Investors	(2) Mailing Address and E-mail Address	Pro Rata Portion of ATM Proceeds	(4) Wire Instructions

[ ]	[ ]	52.5%	[ ]
[ ]	[ ]	10.0%	[ ]
[ ]	[ ]	12.5%	[ ]
[ ]	[ ]	12.5%	[ ]
[ ]	[ ]	12.5%	[ ]

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